Exhibit 1

For immediate release

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this news release.

Bell announces offering of Series M-53 MTN Debentures

MONTRÉAL, August 11, 2020 – Bell Canada (Bell) today announced the public offering in Canada of Cdn $750 million aggregate principal amount of MTN Debentures pursuant to its medium term notes (MTN) program.

The Cdn $750 million 1.65% MTN Debentures, Series M-53, will be dated August 14, 2020, will mature on August 16, 2027, and will be issued at a price of Cdn $99.993 per $100 principal amount for a yield to maturity of 1.651%. The MTN Debentures will be fully and unconditionally guaranteed by BCE Inc. Bell intends to use the net proceeds of this offering to fund the redemption of its Cdn $750 million principal amount of 3.15% Series M-30 Debentures, due September 29, 2021.

The MTN Debentures are being publicly offered in all provinces of Canada through a syndicate of agents. Closing of the offering of the MTN Debentures is expected to occur on August 14, 2020, subject to customary closing conditions.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Series M-53 MTN Debentures have not been and will not be registered under the U.S. Securities Act of 1933, as amended (U.S. Securities Act), or any state securities laws and may not be offered or sold in the United States or to or for the account or benefit of U.S. persons (as defined in Regulation S under the U.S. Securities Act).

The MTN Debentures are being issued pursuant to a short form base shelf prospectus dated May 29, 2019 and a prospectus supplement dated June 6, 2019. Bell will file a pricing supplement relating to this issue with the securities regulatory authorities in all provinces of Canada.

Caution Concerning Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, including, but not limited to, statements relating to the expected timing and completion of the proposed sale of MTN Debentures, the intended use of the net proceeds of such sale and other statements that are not historical facts. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. These statements are not guarantees of future performance or events and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by applicable securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed offering referred to above. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the abovementioned proposed sale of the MTN Debentures is subject to customary closing terms and other risks and uncertainties. Accordingly, there can be no assurance that the proposed sale of the MTN Debentures will occur, or that it will occur at the expected time indicated in this news release.

About Bell

Canada’s largest communications company with more than 22 million consumer and business connections, Bell provides advanced broadband wireless, TV, Internet and business communication services throughout the country. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home and digital media. Founded in Montréal in 1880, Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). To learn more, please visit Bell.ca or BCE.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research and workplace leadership initiatives throughout the country. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Caroline Audet

514-391-9794

caroline.audet@bell.ca

Investor inquiries:

Richard Bengian

514-786-8219

richard.bengian@bell.ca